Exhibit 99.1

March 17, 2014

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, President
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases fourth quarter and full year 2013 results

Reports net income for 2013 of $74.0 million or $1.71 per diluted share, and adjusted EBITDA of $96.7 million

Conference call begins at 9:00 a.m. Eastern time March 18, 2014

CLAYTON, Mo. (March 17, 2014) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the year ended December 31, 2013.

Fourth Quarter 2013 Financial Highlights (all comparisons are with the fourth quarter of 2012)

●	Revenues were $125.6 million, up 68% from $74.6 million
●	Adjusted EBITDA was $28.2 million, up 373% from $6.0 million
●	Net income increased to $26.5 million, or $0.61 per diluted share, from $6.2 million, or $0.15 per diluted share

2013 Financial Highlights (all comparisons are with the year ended December 31, 2012)

●	Revenues were $444.9 million, up 26.5% from $351.8 million
●	Adjusted EBITDA was $96.7 million, an 84.4% increase from $52.3 million
●	Net income increased to $74.0 million, or $1.71 per diluted share, from $34.3 million, or $0.83 per diluted share, increases of 116% and 106%, respectively

“FutureFuel enjoyed strong performance in both our chemical and biodiesel business lines. Market conditions combined with superior execution resulted in record revenue and profits for 2013,” said Lee Mikles, FutureFuel president. “We are committed to improve and position our company for future growth both organically as well coupled with strategic acquisitions when appropriate. We strive to be very shareholder aware with our continued dividend policy paired with an exceptionally strong balance sheet.”

Key 2013 Corporate Milestones

FutureFuel’s year-to-date corporate milestones include:

●	The payment of dividends in 2013 totaling $0.69 per common share, including an additional $0.25 per share special dividend

●	For the third year in a row, ranked as one of the top 100 small public companies in America by Forbes magazine in October 2013

●	Added to the S&P Small Cap 600 in November 2013

2014 Regular Cash Dividends

FutureFuel declared normal quarterly dividends of $0.12 per share for 2014, payable in March, June, September, and December, an increase from $0.11 per share in 2013.

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Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Dollar Change	% Change
Revenues	$125,572	$74,589	$50,983	68.4%
Income from operations	$22,814	$4,716	$18,098	383.8%
Net income	$26,531	$6,169	$20,362	330.1%
Earnings per common share - basic	$0.61	$0.15	$0.20	306.7%
Earnings per common share – diluted	$0.61	$0.15	$0.20	306.7%
Capital expenditures (net of customer reimbursements and grants)	$7,570	$1,351	$6,219	460.3%
Adjusted EBITDA	$28,177	$5,959	$22,218	372.8%
Cash and cash equivalents and marketable securities	$190,734	$146,505	$44,229	30.2%

	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012	Dollar Change	% Change
Revenues	$444,919	$351,829	$93,090	26.5%
Income from operations	$90,254	$46,092	$44,162	95.8%
Net income	$74,034	$34,304	$39,730	115.8%
Earnings per common share - basic	$1.71	$0.83	$0.88	106.0%
Earnings per common share – diluted	$1.71	$0.83	$0.88	106.0%
Capital expenditures (net of customer reimbursements and grants)	$6,370	$7,786	$(1,416)	(18.2%)
Adjusted EBITDA	$96,745	$52,474	$44,271	84.4%

Full Year 2013 Financial and Business Summary

Revenues for the year ended December 31, 2013 were $444.9 million as compared to revenues for the year ended December 31, 2012 of $351.8 million, an increase of 26%. Revenues from biofuels increased 48% and accounted for 64% of total revenues in 2012 as compared to 54% in 2012. Revenues from chemicals increased 1% and accounted for 36% of total revenues in 2013 as compared to 46% in 2012. Revenues from the bleach activator and the proprietary herbicide and intermediates are together the most significant components of our chemicals segment revenue base, accounting for 17% of total revenues for the year ended December 31, 2013 as compared to 25% for the year ended December 31, 2012. These products comprised a smaller percentage of our total revenues in 2013 as revenues from our biofuels segment assumed a larger percentage. Additionally, revenues from the bleach activator and the proprietary herbicide decreased in 2013. This decrease was attributable to reduced volumes for both products in 2013, partially offset by increased per unit sales prices. Revenues from biofuels increased from $191.4 million in 2012 to $283.4 million in 2013. The reinstatement of the $1.00 per gallon federal blenders credit in January 2013 along with the government mandated renewable fuel standard for biodiesel combined to improve the economics of biodiesel in 2013. The blenders credit had expired on December 31, 2011 and was reinstated in January 2013 retroactive to January 1, 2012 and extended through December 31, 2013.

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Income from operations increased to $90.3 million in 2013 from $46.1 million in 2012. FutureFuel does not report income from operations by segment, but does report segment gross profit. The chemicals segment gross profit increased 12% to $54.7 million in 2013 from $48.7 million in 2012. Operating earnings increased primarily for other custom chemicals with increased sales volumes, a shortfall payment from the graphite anode material in the amount of $2.2 million, and the addition of sales of two new herbicide intermediate chemicals. Partially offsetting these increases was reduced sales of the proprietary herbicide (and intermediates). Biofuels segment gross profit increased to $45.5 million in 2013 from $8.6 million in 2012. As stated above, market conditions were more favorable for biodiesel in 2013 as compared to 2012. When in effect for 2013, this credit was recorded as a reduction in cost of goods sold and distribution expense in our consolidated statement of operations. This credit expired on December 31, 2013.

With improved market conditions, our biodiesel profitability increased as a direct result of increased sales volume in 2013 as compared to 2012. In the fourth quarter biodiesel sales volume slowed slightly, as compared to the third quarter of 2013, as the 2013 biodiesel consumption mandate established by the government was largely met early in the quarter.

As a result of recently issued technical guidance from the U.S. Internal Revenue Service, we are excluding this benefit from taxable income for the years 2010 through the current year. This change had a significant impact on our provision for income taxes in the fourth quarter of 2013. This benefit reduced our provision for income taxes by $11,633,000, with $7,755,000 related to the years 2010 through 2012, and $3,878,000 related to the current year. This benefit is not expected to recur in the future as the $1 biodiesel blenders tax credit expired on December 31, 2013 and has not been renewed. This change reduced taxable income in each year between 2010 and 2012 and also impacted fiscal 2013. This change is expected to result in a refund from the U.S. Internal Revenue Service for a portion of the amount we have paid for income taxes in prior years.

FutureFuel reported net income of $74.0 million, or $1.71 per diluted share, for 2013, compared with net income of $34.3 million, or $0.83 per diluted share, in 2012. Adjusted EBITDA for the 2013 totaled $96.7 million, up from $52.5 million in 2012.

Capital Expenditures

Capital expenditures were $18.5 million in 2013, compared with $9.1 million in 2012. This increase was attributable to the completion of certain capital projects undertaken on behalf of certain of our customers. FutureFuel is reimbursed for a portion of these expenditures by certain customers and grants as summarized in the following table.

(Dollars in thousands)

	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012
Capital expenditures	$18,542	$9,112
Cash received from customers and grants as reimbursement of capital expenditures	(12,172)	(1,326)
Net cash paid for capital expenditures	$6,370	$7,786

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $190.7 million as of December 31, 2013, compared with $146.5 million as of December 31, 2012.

Conference Call and Webcast

A conference call and webcast will be held March 18, 2014 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time). To access the conference call, dial (877) 251-1860 (U.S. and Canada) or (224) 357-2386 (international callers). The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 4742090.

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About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. In its biofuels segment, the company predominantly produces biodiesel. Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with the United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2013 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, and other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

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Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

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FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$86,463	$58,737
Accounts receivable, net of allowances of $0 and $0, respectively	33,249	22,782
Inventory	42,164	41,992
Marketable securities	104,271	87,768
Other current assets	17,141	2,657
Total current assets	283,288	213,936
Property, plant and equipment, net	128,671	138,865
Other assets	2,488	2,436
Total noncurrent assets	131,159	141,301
Total Assets	$414,447	$355,237

Liabilities and Stockholders’ Equity
Accounts payable	$15,784	$16,476
Other current liabilities	24,612	19,758
Total current liabilities	40,396	36,234
Deferred revenue – long-term	13,522	27,684
Other noncurrent liabilities	31,939	30,985
Total noncurrent liabilities	45,461	58,669
Total liabilities	85,857	94,903
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 41,739,569 and 41,308,446 issued and outstanding as of December 31, 2012 and 2011, respectively	4	4
Accumulated other comprehensive income	7,436	2,597
Additional paid in capital	276,328	257,041
Retained earnings	44,822	692
Total stockholders’ equity	328,590	260,334
Total Liabilities and Stockholders’ Equity	$414,447	$355,237

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2013	2012
Revenues	$125,572	$74,589
Cost of goods sold and distribution	100,432	66,540
Gross profit	25,140	8,049
Selling, general and administrative expenses	1,455	2,515
Research and development expenses	871	818
	2,326	3,333
Income from operations	22,814	4,716
Other income/(expense)	1,084	5,025
Income before income taxes	23,898	9,741
Provision for income taxes	(2,633)	3,572
Net income	$26,531	$6,169

Earnings per common share
Basic	$0.61	$0.15
Diluted	$0.61	$0.15
Weighted average shares outstanding
Basic	43,342,830	41,512,014
Diluted	43,396,273	41,611,258

Comprehensive Income
Net income	$26,531	$6,169
Other comprehensive income/(loss) from unrealized gains and losses on available-for-sale securities, net of tax of $868 in 2013 and of $(1,610) in 2012	1,389	(2,582)
Comprehensive income	$27,920	$3,587

	Twelve Months Ended December 31,
	2013	2012
Revenues	$444,919	$351,829
Cost of goods sold and distribution	344,754	294,576
Gross profit	$100,165	$57,253
Selling, general and administrative expenses	6,467	7,717
Research and development expenses	3,444	3,444
	9,911	11,161
Income from operations	90,254	46,092
Other income	7,097	8,788
Income before income taxes	97,351	54,880
Provision for income taxes	23,317	20,576
Net income	$74,034	$34,304

Earnings per common share
Basic	$1.71	$0.83
Diluted	$1.71	$0.83
Weighted average shares outstanding
Basic	43,237,513	41,366,860
Diluted	43,276,931	41,507,660

Comprehensive Income
Net income	$74,034	$34,304
Other comprehensive income from unrealized gains on available-for-sale securities, net of tax of $3,018 and $494 in 2013 and 2012, respectively	4,839	794
Comprehensive income	$78,873	$35,098

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2013	2012
Cash flows provided by operating activities
Net income	$74,034	$34,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,316	10,454
(Benefit)/provision for deferred income taxes	(1,972)	1,827
Change in fair value of derivative instruments	(617)	(1,506)
Other than temporary impairment of marketable securities	336	-
Impairment of fixed assets	18,102	-
Gain on the sale of investments	(1,982)	(3,927)
Losses on disposals of fixed assets	261	63
Stock based compensation	-	281
Noncash interest expense	24	24
Changes in operating assets and liabilities:
Accounts receivable	(5,838)	12,772
Accounts receivable – related parties	(4,629)	123
Inventory	(172)	15,447
Income taxes receivable	(14,732)	-
Prepaid expenses	(248)	(135)
Prepaid expenses – related parties	32	(32)
Accrued interest on marketable securities	(79)	(109)
Other assets	(266)	(249)
Accounts payable	2,338	(6,076)
Accounts payable – related parties	(3,030)	864
Income taxes payable	(620)	(503)
Accrued expenses and other current liabilities	4,209	368
Accrued expenses and other current liabilities – related parties	3	(43)
Deferred revenue	(14,734)	941
Other noncurrent liabilities	1,718	-
Net cash provided by operating activities	62,454	64,888
Cash flows from investing activities
Restricted cash	-	-
Collateralization of derivative instruments	1,374	2,510
Purchase of marketable securities	(49,348)	(58,745)
Proceeds from the sale of marketable securities	41,198	33,637
Purchases of auction rate securities	1,150	(1,150)
Proceeds from the sale of fixed assets	57	247
Capital expenditures	(18,542)	(9,112)
Net cash used in investing activities	(24,111)	(32,613)
Cash flows from financing activities
Proceeds from the issuance of stock	19,292	3,149
Minimum tax withholding on stock options exercised	(45)	(255)
Excess tax benefits associated with stock options	40	361
Payment of dividend	(29,904)	(66,538)
Net cash provided by financing activities	(10,617)	(63,283)
Net change in cash and cash equivalents	27,726	(31,008)
Cash and cash equivalents at beginning of period	58,737	89,745
Cash and cash equivalents at end of period	$86,463	$58,737

Cash paid for interest	$23	$3
Cash paid for income taxes	$38,890	$19,252
Non-cash capital expenditures	$-	$-

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended December 31,
	2013	2012
Adjusted EBITDA	$25,494	$5,959
Depreciation and amortization	(2,266)	(2,665)
Interest and dividend income	1,663	1,345
Interest expense	(6)	(6)
Gain on disposal of property and equipment	(174)	(1)
Gains/(losses) on derivative instruments	(568)	1,463
Other income/(expense), net	(245)	3,646
Income tax benefit/(expense)	2,633	(3,572)
Net income	$26,531	$6,169

	Twelve Months Ended December 31,
	2013	2012
Adjusted EBITDA	$96,745	$52,474
Depreciation and amortization	(10,316)	(10,454)
Non-cash share-based compensation	-	(281)
Retroactive reinstatement of 2012 $1.00 blenders credit	2,535	-
Interest income and dividend income	5,875	4,776
Interest expense	(24)	(27)
Loss on disposal of property and equipment	(261)	(63)
Gains/(losses) on derivative instruments	1,151	4,528
Other income, net	1,646	3,927
Income tax expense	(23,317)	(20,576)
Net income	$74,034	$34,304

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012
Adjusted EBITDA	$96,745	$52,474
(Benefit)/provision for deferred income taxes	(1,972)	1,827
Retroactive reinstatement of 2012 $1.00 blenders credit	2,535	-
Impairment of fixed assets	18,102	-
Interest and dividend income	5,875	4,776
Income tax expense	(23,317)	(20,576)
Gains (losses) on derivative instruments	1,151	4,528
Change in fair value of derivative instruments	(617)	(1,506)
Changes in operating assets and liabilities, net	(36,048)	23,368
Other	-	(3)
Net cash provided by operating activities	$62,454	$64,888

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,
	2013	2012
Revenues
Chemicals	$35,654	$40,822
Biofuels	89,918	33,767
Total revenues	$125,572	$74,589

Segment gross profit
Chemicals	$13,031	$10,344
Biofuels	12,109	(2,295)
Total segment gross profit	25,140	8,049
Corporate expenses	(2,326)	(3,333)
Income before interest and taxes	22,814	4,716
Interest and dividend income	1,663	1,345
Other income/(expense)	(579)	3,680
Benefit/(provision) for income taxes	2,633	(3,572)
Net income	$26,531	$6,169

	Twelve Months Ended December 31,
	2013	2012
Revenues
Chemicals	$161,501	$160,450
Biofuels	283,418	191,379
Total revenues	$444,919	$351,829

Segment gross profit
Chemicals	$54,708	$48,661
Biofuels	45,457	8,592
Total segment gross profit	100,165	57,253
Corporate expenses	(9,911)	(11,161)
Income before interest and taxes	90,254	46,092
Interest and dividend income	5,875	4,776
Other income/(expense)	1,222	4,012
Provision for income taxes	(23,317)	(20,576)
Net income	$74,034	$34,304

Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

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